Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated March 22, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Intevac, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements (Form S-8 Nos. 33-99648, 333-35801, 333-65421, 333-96529, 333-50166, 333-106960 and 333-109260) pertaining to the 1995 Stock Option/Stock Issuance Plan, the Employee Stock Purchase Plan and the 2003 Employee Stock Purchase Plan and in the Registration Statements (Form S-3 No. 333-24275, No. 333-111342 and No. 333-112497).

/s/ GRANT THORNTON LLP

San Jose, California
March 22, 2005